Exhibit 99.1

Final Transcript

Conference Call Transcript CYBX - Q4 2008 Cyberonics Earnings Conference Call Event Date/Time: Jun. 12. 2008 / 9:00AM ET

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

CORPORATE PARTICIPANTS

 Dan Moore
 Cyberonics - President and CEO

 David Wise
 Cyberonics - VP, General Counsel and Secretary

 Greg Browne
 Cyberonics - VP of Finance and CFO

CONFERENCE CALL PARTICIPANTS

 Thom Gunderson
 Piper Jaffray & Co. - Analyst

 Keay Nakae
 Collins Stewart - Analyst

 Abhi Kanitkar
 Pinnacle Management - Analyst

 Charles Lee
 Banc of America Securities - Analyst

 Jonathan Block
 SunTrust Robinson Humphrey - Analyst

 Assaf Guterman
 Lazard Capital Markets - Analyst

 PRESENTATION

Operator

Good morning. At this time, I would like to welcome everyone to the Cyberonics conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS).

Thank you. Mr. Moore, you may begin your conference.

Dan Moore - Cyberonics - President and CEO

Thank you, Michelle. Welcome, everyone, to the Cyberonics fiscal year 2008 review. I want to thank all of you for your interest. I'm Dan Moore. I will be joined this morning with comments from Greg Browne, our CFO. I'll ask David Wise, our Corporate Counsel, to read the Safe Harbor statement.

David Wise - Cyberonics - VP, General Counsel and Secretary

Thank you, Dan. This presentation includes forward-looking statements. Forward-looking statements may be identified by the use of forward-looking terminology, including may, believe, will, expect, anticipate, estimate, plan, intend, and forecast or other similar words.

Statements in this presentation are based on information presently available to us and assumptions that we believe to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties. Forward-looking statements in this presentation include statements concerning achieving consistent sales growth of 10% to 20% per year, and consistent earnings growth; revenue guidance for fiscal 2009; achieving an operating margin of 25% in fiscal 2011; growing our epilepsy sales, including growth through geographic expansion and increased market penetration; improved pricing; new patient growth and staged DEMIPULSE Generator launch; executing the plan to set up and fund a separate entity for the depression indication; conducting and completing new clinical and R&D projects, including projects related to efficacy improvement in seizure detection; and developing new indications and collaborations with partners. Our actual results may differ materially.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

For a detailed discussion of the factors that may cause our actual results to differ, please refer to our most recent filings with the SEC, including our Form 10-K for the fiscal year ended April 27, 2007.

 Dan Moore - Cyberonics - President and CEO

Thanks, David. For those of you who are using the slides, I'm going to start on slide three and the topics we'll cover today. I'll start with the progress we've made during Q4 and 2008; that's our first year as a management team. The second topic will be around the sales analysis, where I'll go into more details on the revenues, the units, the average selling prices. And then I'll ask Greg to cover the income statement, balance sheet and cash flows as part of the financial section before I move onto our fiscal year 2009 focus, which is already underway. And then I'll close with the epilepsy opportunity. As we become more knowledgeable about epilepsy, the more opportunity we see, the more we believe there's really a lot of room to help patients who have been afflicted with this condition. And then we'll close with Q&A, as we normally do.

I'm moving on to slide four. About a year ago, the new Board gave us five objectives. And in Q4, we continue to make significant progress against those objectives. In this section, I'll cover three of those around profitability, epilepsy growth, and our depression strategy.

First and foremost in the area of profitability. Q4 was our first quarter of net income in more than three years. As you know, in Q3, we also reported positive operating income and cash flow from operations, making Q4 the second consecutive quarter that we've done that. The team has accomplished a lot in the area of profitability.

Epilepsy -- U.S. unit sales growth of 20% for Q4, fiscal year 2008 over the prior year, complemented by strong international unit sales of 12% growth. And as many of you know, at the end of Q3, we also took a price increase on our base model 102 that we benefited from throughout the fourth quarter. We believe in epilepsy growth.

Point three -- around DEMIPULSE. We've been in limited launch for a few quarters now, and we've now moved into the phased commercial launch of the DEMIPULSE Generator, where we're initially targeting a 25% ASP premium over our base model 102.

Moving on to slide five -- depression. We announced last quarter that we were seeking a financial partner to execute that plan. We've done a lot of work over the last quarter on that previously announced effort to find a financial partner. In the area of litigation, we've made considerable progress, settling both the convertible note and the stockholder derivative lawsuit. The team is executing on the business plan that we put in place a couple of quarters ago, and the bottom line is we're able to improve the quality of life for patients -- every one of those patients that receives a VNS device for epilepsy has the potential to receive a better quality of life than they might be living without it.

Now moving on to the detailed sales analysis, and specifically, slide seven. I'll cover revenue first in a couple of slides, and the first being the quarterly revenues. I'm going to actually start with the TRD, the depression line, where at Q4 of 2007, we sold about $5.4 million worth of product. In Q4 of 2008, that was down to $737,000. So, a net drop of $4.7 million. Despite this disappointing drop-off, you can see the top line revenues still grew by 8%. And if you look at where a lot of that's coming from, the domestic epilepsy business from Q3 2007 through Q4 2008 continued to grow. Most impressively, in Q4 of 2008, the team grew revenue at nearly 28% over Q4 2007, while international grew at a 20% rate, giving us an overall growth in our key business of 26% on revenues for epilepsy.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Moving on to the annual picture. We sold $121 million this year versus $131 million last year. And if you look at the components of that growth, unfortunately, the depression sales dropped off by some $24 million, while fortunately, epilepsy sales grew by nearly $14 million. So we did create growth in the epilepsy franchise, our key franchise going forward.

Now moving to slide nine to look at unit sales. I want to point out that in Q4 2009, U.S. units grew by 20% versus Q4 2007. That 1,580 units that you see for epilepsy in Q4 for the U.S. is our best quarter in more than two years, while internationally, we also had a record 640 units for the epilepsy franchise. It also appears that the depression units have leveled out -- at least the revenue units -- at around 55 units a quarter.

Moving on to slide 10. We mentioned early in our tenure here that we had a desire to achieve high single digit to double digit unit growth in our epilepsy business. I'm proud on behalf of the team to report that the domestic team has managed to turn the epilepsy business around from steady declines in that business over the past few years, to an 8.3% unit growth, while international experienced 21%, allowing us to achieve that double digit growth that we so much desire.

Looking at slide 11. I want to emphasize that what we believe is most important is consistent growth in implants, because that will represent that we are getting to more patients and providing VNS therapy for those patients. So we're really focused on total units and revenue, and believe that those two items matter most. However, from the time I've joined, I've been asked about the breakdown of new units versus replacement units. and we've taken many approaches to this, that we've shared with you on quarterly calls.

One such approach is to look at the lead sales as being indicative of patients who are newly receiving VNS therapy. And as a corollary to that, generators sold without leads could reflect an estimate of replacement units. And slide 11 is attempting to give some visibility to what might be new versus replacement units. And again, I'll focus on the lead line, looking at Q2 of fiscal year 2008, where we sold about 1,300 leads; and over time, in Q4, that's gone up to 1,575 leads, which would be, again, the highest lead sales we've had in two years. But I do need to caution that this is less than a perfect science about new versus replacement units.

Moving on to slide five. We've also told you very early in our tenure that we believe that there was pricing flexibility with these product lines. And I think if you look at the numbers from Q3 fiscal year 2007 all the way through Q4 fiscal year 2008, the domestic generator numbers have had six quarters of continued growth in our average selling prices.

The international piece is a bit different. You need to understand that it is impacted by country mix as well as foreign exchange. And it does -- although pricing is a focus for us internationally, we expect that it will take more time to actually realize those pricing changes being converted to higher average selling prices, due to tenders and contracts with hospitals, and also contracts that we have in place with distributors. But make no mistake about it -- we are focused on international ASPs as well as the U.S. average selling prices.

Just to sum up our performance from a sales perspective, if you look at the graph on page 13, it shows the global epilepsy unit sales and revenues' quarterly percentage increase over the prior year. And if you look at the purple line, and if you allow me to round up the 9.9% to 10%, we've had three quarters of double digit unit growth globally. Also, as important, if you look at the yellow line in the second half of the year, we also began to see the impact of price on revenues, where our overall revenue growth rate is exceeding our unit growth.

So I want to congratulate James Reinstein and the entire Global Sales team for what they've been able to accomplish in four short quarters.

Before I move on and hand this over to Greg, I think the importance of putting together the right senior team is really critical to our current and future success. And I've benefited by having Greg Browne join. He was a CEO and a CFO, and he's the person who has really provided the detailed road map for us to get to profitability. So with that, I'd like to turn it over to Greg where he can discuss some of those results.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Greg Browne - Cyberonics - VP of Finance and CFO

Thank you, Dan. I'm going to comment on the financial results for our fiscal fourth quarter of 2008 and for the full fiscal year, as well as the balance sheet and cash flow. Dan has already provided the rationale behind the revenue changes over the last quarter and the last year.

My first comments are going to be directed to slides 15 to 17, beginning with the quarterly results. Clearly, our first reported quarterly net income in over three years is an important milestone, and one that we are planning to repeat on a consistent basis in fiscal year '09. Perhaps as important is the first revenue growth in some five quarters of 8%, indicating that we overcame the fiscal drag of declining depression revenue.

Due to our continued strong growth, the international revenue now comprises 22% of total revenue, with foreign currency movements contributing approximately $0.5 million to the fourth quarter of fiscal '08 when compared to the fourth quarter of fiscal '07, and approximately 8% of the international revenue growth for all of fiscal year '08.

While our gross margin remained stable this quarter, it was below our expectations, due to teething problems associated with building the DEMIPULSE. In fiscal year '09, we'll move to enhanced volumes, to building enhanced volumes of the DEMIPULSE, and we continue to expect that our gross margin will be about 84% for fiscal year '09.

Overall, our expenses were some $11 million, or 30% lower than in the fourth quarter of fiscal '07, although approximately $1 million higher than the third quarter. For fiscal year '08 as a whole, operating expenses were some $54 million lower than the prior fiscal year.

The insurance recoveries referred to in the press release of $1.3 million, compared to $0.5 million of credits in the third quarter, were offset by a combination of high domestic and international selling expenses, primarily associated with higher sales, as well as our international expansion. Also contributing to the increase were increased clinical expenditure associated with the post-approval studies for depression, and approximately $200,000 of expenses associated with the process of finding a partner, a financial partner, for our depression indication.

Included in the expenses for our fourth quarter was approximately $3 million of expenditure directly attributable to the depression indication, and equity compensation expense of $2.7 million. Our annual equity compensation expense for fiscal year '08 of $11.2 million is expected to be between $9.5 million and $10 million in fiscal year '09.

Now, selling, general and administrative expense of $19.8 million for the quarter represented 58% of revenue, while the R&D line was 15%. We believe that our longer-term goal of operating margins of 25% will require careful monitoring of expenses in all areas of the business. Our interest income for the quarter amounted to $700,000. We should expect that number to continue to reflect the conservative position we have adopted in investing our cash since last fall. We also received a benefit of a one-time state tax credit of approximately $400,000. We expect that our tax loss position will require us to pay only alternative minimum taxes in fiscal '09.

As stated in the press release, our net income in Q4 was favorably impacted by a total of approximately $1.7 million in one-time items. We continue to expect that expenses will rise modestly in fiscal year '09, due to the continued international build-up in sales and support, due to the significant potential for growth internationally, as well as for investing in the future of the epilepsy indication, as well as the ongoing clinical expenditure for depression. Our plan for fiscal year '09 calls for consistent and growing profitability.

I'm now going to turn to slides 18 to 20 on the balance sheet and make some remarks on the cash flow, as well. Our balance sheet has improved throughout fiscal year '08. Improved operating cash flow has led to higher cash balances, and the reclassification of our convertible notes to a long-term liability in the most recent period, accentuates the strong position. Consequently, we have removed the going concern qualification to our financial statements. The fourth quarter of fiscal '08 showed positive operating cash flow of over $7 million, assisted by the continued decrease in inventory levels. We expect inventory to remain relatively stable in fiscal year '09.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Capital expenditure remained at low levels and well below the depreciation and amortization expense of $700,000 for the quarter, and $3.1 million for fiscal year '08. Our expectation for '09 is that capital expenditure will rise to approximately $3 million. We deferred several key items in manufacturing, particularly, from fiscal year '08, and that our depreciation and amortization for fiscal year '09 will be approximately $2.4 million. As you will see from the release, we spent $6.2 million buying 479,000 shares on the open market [of] this quarter.

I'm now going to turning back to Dave for his closing comments on our focus for fiscal year '09, as well as the overall epilepsy opportunity.

Dan Moore - Cyberonics - President and CEO

Thanks, Greg. One of the five goals that we established with the Board last year was around transparency. And I hope you've all seen this -- quarter-to-quarter, we're providing more transparency, as we learn more about this business and the potential of the business.

In the spirit of that, for the first, we're providing revenue guidance for fiscal year 2009 of $134 million to $138 million, representing 11% to 14% growth on the top line. While we're growing the top line, we expect further improvements to our operating results, with the goal of consistent growth in earnings quarter to quarter. We also expect to continue to grow our epilepsy franchise. We are launching the DEMIPULSE now. We expect consistent growth in all of our markets. We expect to continue to expand internationally to new markets. And as Greg alluded to, we expect to grow the business in the moderate and long-term through development projects, both around clinical and R&D. We are planning for long-term growth and have a long-term perspective. We believe it all starts with an expectation and a plan from that expectation that will lead towards those results.

We will continue to search for partnership opportunities. We signed one agreement this year with Ethicon, for obesity, and we in-licensed some additional technology around traumatic brain injury and stroke. We'll look for opportunities around the neurology and neurosurgery call point, and we're also open to various forms of collaboration that go beyond intellectual property, and items like R&D and distribution. We'll continue to work on the depression effort as we seek a financial partner for that plan. And the bottom line, this team, the full Cyberonics team, is committed to continue to execute.

I want to close with the epilepsy opportunity. When I took this job, I believed that there was an opportunity in epilepsy. And I mentioned at the beginning of the call, the more I learn, the more bullish I become on what we can do to help patients and their caregivers with this affliction.

There is a significant worldwide market. We did about 8,000 units in 2008, including replacement units, and yet we believe that there are over 100,000 patients each and every year, who could potentially benefit from Vagus Nerve Stimulation for their epilepsy. We're not getting to a lot of those patients, and we need to do that through their physicians and caregivers.

We believe the short to medium-term growth will be driven by our continued focus, our improved pricing, our geographical expansion, new patients in the markets that we're in, and a growing and evolving replacement cycle. Longer-term growth will come from improving efficacy in areas like seizure detection. Our goals are consistent volume growth of 10% to 20%, and as Greg mentioned, operating margin of 25% by fiscal year 2011. We expect to continue as the leader in bringing medical devices for epilepsy and eventually, other products to neurologists and neurosurgeons who treat these types of conditions.

With that, I'd like to thank everyone for their interest and open up to questions and answers. And as usual, please state your name and your group.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Thom Gunderson, Piper Jaffray.

Thom Gunderson - Piper Jaffray & Co. - Analyst

Dan, I'm going to ask a question about seasonality and it will have a couple of phrases in it, so bare with me. But I'm wondering, most medtech companies have a strong fourth quarter, maybe a little bit weaker first quarter and then some weakness, depending upon their international exposure in international.

Now, you've been there a little over a year, and changing strategies, changing product mix, et cetera. Do you have a sense of seasonality? Did you get any sense that we were getting a fourth quarter burst here? And any sense that Cyberonics as in epilepsy-focused company in 2009 might follow that normal pattern?

Dan Moore - Cyberonics - President and CEO

I do think there is some seasonality, but we don't have a normal pattern. And part of that is because our fiscal year ending in April. We end up with a quarter where traditionally, you would have your third -- when you're on a calendar year, you get hit on the European business in Q3. We get hit in Q3 because of the U.S. holidays of Thanksgiving and Christmas and people trying to stay away from elective surgery.

So our quarters don't necessarily line up. But I think coming back to your route question about Q4 versus Q1, I do think that there can be a drop from quarter-to-quarter, as people do everything they can to put together their best quarter in the year being the last quarter of the year, and then coming into Q1, having a bit of a drop off because of that.

Thom Gunderson - Piper Jaffray & Co. - Analyst

Okay, thanks. And then on the international market expansion that you are planning to do in 2009, what's the biggest market or the biggest opportunity for you outside the U.S. that you're not in now?

Dan Moore - Cyberonics - President and CEO

I would have to say it would be Japan. But I don't have firm evidence to have every market analyzed around the world, because you would start to come into things like China, and then say, well, what are your assumptions around China? How many of those people can you actually reach and how quickly? But I think the biggest market that we are not currently in would be Japan.

Thom Gunderson - Piper Jaffray & Co. - Analyst

And is that addressable in '09?

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Dan Moore - Cyberonics - President and CEO

I don't think it's addressable in '09. But, you know, I mean, part of that is you've got to go through the approval process and we're working on that. So, we began addressing it in '08, shortly after I got here and James arrived. But there's a process to get that approval.

Thom Gunderson - Piper Jaffray & Co. - Analyst

And then last question -- Greg, you mentioned it and it's in the press release, but can you just give us 25 words or less on what that insurance recovery was and how that came about? And is it completed in Q4 or does it drag into other quarters?

Greg Browne - Cyberonics - VP of Finance and CFO

Right. It represented reimbursement under our D&A policy relating to some of the litigation that had been underway. We do not anticipate any further recoveries in fiscal year '09.

Thom Gunderson - Piper Jaffray & Co. - Analyst

That's good. Thank you, guys.

Operator

Keay Nakae, Collins Stewart.

Keay Nakae - Collins Stewart - Analyst

Dan, the unit growth in the U.S., especially for the new units, was pretty positive. I know you have the increased focus, but can you help us understand what's driving the unit growth for new implants? Is it new physicians implanting the device? Or are you somehow coming up with more reasons for existing physicians to try this in a broader set of patients?

Dan Moore - Cyberonics - President and CEO

I think it starts with an expectation. If you go back to where we were a year ago, we really weren't focused on the epileptologist and the neurologist. And we -- from the time -- before I got here, I expected a double digit growth because this is a device business. And if you just look at the market size and the number of new patients being added to the U.S. market each year, there are 125,000 new patients who are diagnosed with epilepsy. And you quickly work through the drug numbers and say, how many of those patients are addressable with VNS technology? It's 13,000 to 15,000 new patients in the U.S. each year.

If you make your team and your salesforce aware of that and you direct them towards that mindset, and they go back out and start calling on the neurologist and epileptologist, they don't need to go find a lot of new neurologists and epileptologists; not that we won't do that in the future, but I think primarily, it's been with our existing customers.

Keay Nakae - Collins Stewart - Analyst

Okay, and then for Greg, as far as the amount of spending on post-market approval for depression for the entire year, can you tell us what that number was?

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Greg Browne - Cyberonics - VP of Finance and CFO

For the full year of fiscal '08, I would say we're in the region of $11.5 million -- sort of between $11 million and $12 million total expenditure on the depression indication. You know, it was really only in the second quarter we started to split out some of the sales and marketing efforts to give a little more visibility.

In terms of the post-approval studies themselves, I would say that has been running at around $6.5 million to $7 million for the full fiscal year '08, with the balance being on the sales and marketing side.

Keay Nakae - Collins Stewart - Analyst

Okay, so, looking forward to this year, just in terms of the post-market approval studies, are we looking at a similar number this year?

Greg Browne - Cyberonics - VP of Finance and CFO

I would say that our plan for depression for the current year, which is built around -- obviously, you know, as you know, we're undergoing a process to seek a financial partner. And when that's successful, as we believe it will be, that we will transfer those assets into another entity and then the numbers will change at that time.

On the assumption that everything would continue as it is today, we would expect expenditure of approximately $10 million in total on the depression indication in fiscal year '09, with probably 75% of that associated with the post-approval studies and the balance on maintaining our effort in the market.

Keay Nakae - Collins Stewart - Analyst

Okay. And then, with respect to timing of conducting a new randomized controlled study for depression, is that going to be predicated now on your ability to find a partner as to when you would start that? Or tell us your plans in that -- with respect to that specific study.

Dan Moore - Cyberonics - President and CEO

For the start of that study, yes, I would say it's predicated on that, because we believe in fairness to any partner or any new management team coming in, they should have a say in how that study is designed, although we have a design in place, and how that study is carried out and any other studies that they might want to do. A key part of getting the depression indication is the clinical approach. So, we do think that that's the right thing to do.

Keay Nakae - Collins Stewart - Analyst

And just to be clear there, with respect to whatever partner you bring onboard, while they have a say in perhaps the design or the timing, is it a clear understanding that that's a study that the entity needs to do?

Dan Moore - Cyberonics - President and CEO

Yes, I think if you go back to either the February, and more importantly, the May non-coverage decision from CMS, it was fairly obvious as to what they were requesting that we should do to gather additional evidence around the efficacy depression. And that does include a new trial.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Operator

Abhi Kanitkar, Pinnacle Management.

Abhi Kanitkar - Pinnacle Management - Analyst

Congratulations. Great quarter. I was wondering if you could help clarify the international ASP's being down sequentially? It does say on your slides that it's due to country mix and currencies; but the currencies were actually a positive. So, any light you can shed there.

Greg Browne - Cyberonics - VP of Finance and CFO

Yes, I'll be happy to do that. The currency movement from Q3 to Q4 was not all that material. And so, this is really due to a country mix and in particular, to some sales in the German market, which were at a higher price in Q3, and then some sales that were made outside the European region in the other quarters. So it was a one-off sort of thing in Q3 that drove that.

Dan Moore - Cyberonics - President and CEO

My comment was more that to realize the type of ASP gains that we want to get over time, it takes a little more time because of contracts with distributors and because of contracts and tenders we have with hospitals. The Q3 anomaly you see there is a more a one-country mix issue that occurred in Q3. Other than that, I think if you look at the generator ASPs, they're going in the right direction, with the exception of Q3 to Q4.

Abhi Kanitkar - Pinnacle Management - Analyst

I see. And now with ever-increasing percentage of sales from DEMIPULSE, that should create a strong trend for ASPs to keep rising further.

Dan Moore - Cyberonics - President and CEO

To be determined. I mentioned that our goal in addition to increasing price on the base product line, which we hadn't done for three years, was to capture a premium for a device that has more capabilities than the base product line. And our intention is to leave both products on the market. As we leave both products on the market, as we approach each center and talk to them about what they want to do to treat more epilepsy patients, we will be in discussions about what makes sense for each of those centers from a product mix standpoint. So I don't want to represent that we will capture 25% overall average selling prices or more than that; that's our initial goal. And as we refine the launch and continue to go center by center, we'll get a better feel for how much additional value there is in DEMIPULSE. But overall, the ASP's should grow.

Abhi Kanitkar - Pinnacle Management - Analyst

And what's the sort of trade-off dynamics that an end customer would be assessing, as far as using the DEMIPULSE versus the existing model?

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Dan Moore - Cyberonics - President and CEO

Well, I think if you start with the benefits of a DEMIPULSE, you're 43% smaller. It's lighter; it has faster programming capabilities; end of life projections. So, those are all the plus types of things that you would expect with a new technology, a new product.

We also need to recognize that this is an implant, and what 103, the DEMIPULSE, doesn't have at this point and can't have yet, the 102 has at thousands of implants. So, the trade-off for a more conservative position is to continue to implant 102, the base model, in patients that are right for the 102, and take the DEMIPULSE in patients that are more likely to need a smaller size or to -- where they want that extra programming speed and some of the other trade-offs that I just mentioned. It's [basically] (multiple speakers) experience.

Abhi Kanitkar - Pinnacle Management - Analyst

Are there also insurance reimbursement trade-offs?

Dan Moore - Cyberonics - President and CEO

Not that I'm aware of. I think the procedure itself is reimbursed.

Abhi Kanitkar - Pinnacle Management - Analyst

But the higher device cost of the DEMIPULSE, is that a reimbursement gone through?

Dan Moore - Cyberonics - President and CEO

No, I think the reimbursement system would reimburse for the procedure itself, and then whatever is spent on the procedure comes from that amount of reimbursement. There's not an additional reimbursement, per se, reimbursement amount for DEMIPULSE.

Abhi Kanitkar - Pinnacle Management - Analyst

I see. So if you're getting paid more then, what's the -- who's getting paid less, I guess, in that ecosystem?

Dan Moore - Cyberonics - President and CEO

Well, I think you've got to divide it into public versus private, and start with CMS and look at Medicaid. It's not a -- there's not a one answer here. On the public side, CMS is going to reimburse at a rate. So, if we're getting more in price, obviously the provider is getting less in profit. On the private side, where there's pass-through, some of that additional cost is passed through and both the manufacturer and the provider can benefit.

Abhi Kanitkar - Pinnacle Management - Analyst

Terrific. Thanks so much.

Operator

Charles Lee, Banc of America Securities.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Charles Lee - Banc of America Securities - Analyst

Just a couple of questions on competition in the longer-term. First, Medtronic plans to release data from its SANTE trial in a deep brain stimulation for epilepsy around the end of this year. What are your thoughts on DBS for epilepsy as a technology? And what plans do you have from a marketing perspective to compete against Medtronic and their presence in neuromodulation?

Dan Moore - Cyberonics - President and CEO

I hope, for the good of patients, it works -- deep brain epilepsy cure. At the same time, I think we've got to recognize there is a continuum of care here. The least invasive thing to start with is drugs. And that would be great if drugs worked for everyone, but we know they don't. Then I would move along that continuum of care and say that VNS, we have proven over time that we are able to impact the brain without doing brain surgery, which to me is a pretty big deal that we're staying away from the head, out of the head, in order to impact the current epilepsy in patients.

And then, as those types of things, either drugs or VNS, when they don't work, then I could see a patient being willing to move further down that continuum of care to something like DBS, where you're doing invasive brain surgery. So I do think there is a continuum of care there and we occupy a very important part of that today and will continue to, tomorrow. And I hope that for the good of neuromodulation in patients overall, that all these efforts, whether they're cortical stimulation or stroke or anything else, I hope all of these things work.

Charles Lee - Banc of America Securities - Analyst

And looking further out, in July 2011, your patents for movement disorders are going to expire. So, what are some of the long-term plans you have to defend yourself against potential competition from other VNS devices for epilepsy?

Dan Moore - Cyberonics - President and CEO

Well, I'll start by just answering the question on IP. Although there are patents that expire, as you've pointed out, begin to expire in 2011, I think it's not a situation of a single patent; we have more than 65 that have issued. We have 130 or so that are in various levels of prosecution. And I think as a medical device manufacturer, your intention is always to expand that intellectual property, and we continue to aggressively do that.

However, beyond that, I think the effort doesn't start two years from now. The effort started before I got here, and that's with bringing new technologies like DEMIPULSE. That will be that -- when the market opens up technically in 2011, that we're there as an entrenched competitor with the best technology and with the best salesforce. And I think if we have the market leading technologies around in areas like seizure detection, I think that will put us in a very good spot. I think it's ours to lose, and we are the only device company that's really -- a public device company today that's really focused on epilepsy and neuromodulation. The others are, I think, doing other things like cardiology and other areas like that.

So I think we will see them coming because we will see the trials. There are regulatory barriers. There are clinical barriers to getting there, but I feel very good about our position today, and I feel very good about what we're doing to prepare for 2011. Because if we do the right things of improving efficacy through better technology, that might help move the IP targets along for others.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Charles Lee - Banc of America Securities - Analyst

And just one more question. You've mentioned that future indications for VNS will be focused on the neurology call point, specifically, traumatic brain injuries, stroke, and Parkinson's. Can you just give us a sense of which one of these opportunities you feel is most significant?

Dan Moore - Cyberonics - President and CEO

Well, if you say most significant, it's like that question earlier about countries. The most significant country would probably be China, followed by India, but market access is another situation that would move Japan ahead on that continuum.

Here, the same thing -- I think stroke, when you talk about what's the most significant market today in the U.S. and probably globally, after cardiovascular disease and stroke being part of that, stroke is a big deal for a neurologist and our call point. However, it may be one of the more difficult things to treat, as well. So it may be difficult to access that particular indication.

So, I think the more important point here is that beyond our base case, which is simply VNS market penetration globally, which will take us a long way in the next five to ten years of continued growth, there are other exciting things that we can do with our current salesforce, with our current technology, with our current call point. And whether that first one is fibromyalgia or it ends up being MS or Parkinson's, or migraine or TBI, or stroke or coma, or even sleep -- it's less relevant at this point than the fact that we've got a great business going forward with just VNS for epilepsy and other related technologies that we can bring to epilepsy.

And then on top of that, around this call point, we have a lot of other things that we can do. But I wouldn't put one at the forefront now. If I got to choose one, and all the technologies and efficacy was going to arrive at the same time, I'd probably go for the big one -- stroke.

Charles Lee - Banc of America Securities - Analyst

Okay, great. That's it for me. Thanks.

Operator

William Plovanic, Canaccord Adams.

Unidentified Audience Member

This is actually [Anuke] for Bill. A few questions just remaining. Staffing -- have you guys achieved a go-forward level that you're happy with? Or do you see any changes going forward?

Also, in terms of infrastructure, do you have everything in place that you need for the growth that you're projecting? Or are you expecting some infrastructure changes going forward?

Dan Moore - Cyberonics - President and CEO

Staffing levels with a number of employees I think we've shown at this point that we can keep what we have or even more. So having said that, I think that as we design what we need -- the second part of your question -- going forward, we've already started taking steps halfway through last year of increasing our resources in the areas of R&D, for example.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

So I think there will be some movement of resources from emphasizing one group to another. But I think we've pretty much right-sized the salesforce. We're okay on the company side, but whenever we lose someone, we don't necessarily come back and replace them. So there may be some upside in attrition. And then beyond that, I think it's movement of people to areas like R&D; movement towards clinical, specifically epilepsy. And you know, we've continued to be very bullish about international. And that international expansion will require additional infrastructure in areas like -- and we didn't say this yet, but we've hired a person in Asia to run that region for us. So as we expand internationally, we will continue to build some global infrastructure.

Greg Browne - Cyberonics - VP of Finance and CFO

And Dan, if I could just add on the infrastructure side, we believe we have the facilities we need to go ahead with the increased production and other aspects. And increase capital expenditure for fiscal year '09 is more directed towards replacing and some machinery that we need on the manufacturing side. But apart from that, I think we're in good shape.

Unidentified Audience Member

Okay, and then touching on a couple of things that you just mentioned, the international expansion for 2009, what are the geographies that you will be looking to enter into?

Dan Moore - Cyberonics - President and CEO

I think step one -- it's more of a structural thing -- and I've mentioned this in past calls that we -- you know, we're running an entire international business, albeit quite successfully, out of Europe, out of one location. And I think what we begin doing is sort of peeling the onion and going to four geographical regions. We mentioned, last quarter, we had some activity in the Middle East and appointed someone there to work with in the Middle East.

This quarter, I just announced that we have hired someone in Asia. We're also looking for someone in Latin America, as well. So, as we expand, I think we will be looking at each of those individual regions now and saying, where are our best opportunities for expansion? In the Middle East, it becomes something like Saudi Arabia. When we look at Latin America, it's Brazil. In Asia -- China, Japan.

So, I think when you put each of those regional directors in place, they begin looking at their business and prioritizing differently than you would if you were prioritizing that list from Europe for the rest of the world.

Unidentified Audience Member

Okay, and then in terms of -- you mentioned that there's going to be more focus in clinical development -- or clinical data development in epilepsy. When can we expect to start hearing anything in terms of like a podium presentation or perhaps a journal submission?

Dan Moore - Cyberonics - President and CEO

Depending on what you're looking for, I do not see us doing large, randomized control, multicenter trials that you would normally do to show a 50% improvement in -- or 50% reduction in seizures for patients. Those types of studies where there are 20 centers, then there are a year of follow-up. I think the -- kind of our first step here is to understand what's already out there. And there is data out there today that I would say, as a company, we have not done a very good job of getting out to the caregivers.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

An example is the Kaiser study that showed big reductions in emergency room visits over a four year period; big reductions in hospital admissions. And that data was published in November of 2006, I believe. And we still -- I don't think that that data is broadly known.

So part one of getting the data out there is getting an inventory of what already exists around the benefits of VNS for epilepsy and spreading that word. And then part two is working with individual centers to work on smaller trials, where we can repeat the results of an individual center across three to five centers. But even those things, I think, would take more than a year to conduct -- to successfully conduct that type of trial before it's up on a podium somewhere. But I think we're more than a year.

Unidentified Audience Member

Okay. And then the last question I had is regarding DEMIPULSE. You were in a limited launch this quarter. Are you going to be in a full launch in the second quarter? Or is it still going to be a gradual release? And also, what has been the response of the market in terms of pricing? And when do you expect to launch DEMIPULSE outside of the U.S.?

Dan Moore - Cyberonics - President and CEO

I'll take the last one first. It was launched outside the U.S. first before it was launched here; we had the approval to do so. So it actually started in Europe and then came to the U.S. And we look country by country and decide where to launch it by country. So it's already in an international launch.

As far as the uptake, I think it will be a gradual launch grade. And the primary reason for that is when we're launching a new technology like this, I believe that it's very important that we go center by center, user by user, caregiver by caregiver, to explain the new technology -- the differences between the DEMIPULSE and the 102; the implanting of the smaller device versus the larger device; implanting a smaller device where a larger device was in place in a replacement situation.

So it's very important to us that our therapy consultants are out there working with an individual center to ensure that we've gone through that center and certified that they understand the new DEMIPULSE and the capabilities of that product versus the 102. And because of that, that means that we are doing a gradual launch, not only in the U.S., but we have those same requirements internationally, that we launch the product in a very responsible way. And as we do that, the uptake on that product will come over time as opposed to all in one quarter. We could throw it out there all in one quarter, but I don't think that's the best thing for us to do.

Unidentified Audience Member

And in terms of pricing, it's been a favorable response?

Dan Moore - Cyberonics - President and CEO

Well, part of the limited launch, as we were -- as we went out in a limited launch, one of the things that we were doing was testing the pricing. And you saw where we ended up at the end of that test. So, I think the -- part of the answer to your question on how has the market received pricing, we continue to go out aggressively with price, believing that after five years of development and making a product that was 43% smaller and had more technical capabilities, that accounts would see the benefit in that for their patients, whether they were on the public side or private side. And I think the uptake is reflected in the premium that we're requesting for this product.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Unidentified Audience Member

Appreciate you taking the questions.

Operator

Jonathan Block, SunTrust.

Jonathan Block - SunTrust Robinson Humphrey - Analyst

 I think just really a couple of questions; most deal with DEMIPULSE. To begin with, can you talk about where DEMIPULSE was as a percent of volume for the quarter?

Dan Moore - Cyberonics - President and CEO

It was less than 25% of our total volume, globally.

Jonathan Block - SunTrust Robinson Humphrey - Analyst

Okay, great. I think we may have stumbled across a safety alert. It looked pretty benign, but that went out intra-quarter. I guess two-fold question -- one, has that been resolved? And two, did that push back the launch at all?

Dan Moore - Cyberonics - President and CEO

Yes. The answer is we did put out a safety alert in DEMIPULSE. And I'll just go back in time here to give some perspective on that.

That happened back in February. We issued a safety alert to physicians regarding the DEMIPULSE. That safety alert is published on our VNS Therapy website. And again, part of the reason you do a limited launch is although you've done all of the testing and everything you know how to do, it is new technology that you're putting out there without the experience of thousands of implants. There's no other way to get thousands of implants other than going out once you think the product is safe and efficacious.

But while the DEMIPULSE was in limited commercial release, our quality system identified a situation in which a patient's generator had reset to zero output. We investigated the event. We identified the source of the problem as an error in the generator software, and we implemented a revision to address that error. That revised software was approved by FDA in May, and to date, we are aware of five or possibly six such incidents in patients implanted before we implemented that software correction. None of those incidents was associated with any injury to patients. And we are now in full commercial release of the DEMIPULSE that will continue to launch over the next several quarters.

Jonathan Block - SunTrust Robinson Humphrey - Analyst

Okay, perfect. And maybe just two more. Dan, I think this one would be for you. Is there a difference in the compensation structure for a sales guy, if he brings aboard a new patient versus that of a replacement?

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Dan Moore - Cyberonics - President and CEO

No, we -- that's one of the things that we changed when we came onboard. I mean, I think it's important that when you're looking at patients and benefiting, it's whether a patient is coming back for a replacement or it's a new patient, either way, that's a patient that's going to continue to benefit from VNS. And when our rep facilitates a sale to make that happen, I think the rep should be compensated accordingly.

Jonathan Block - SunTrust Robinson Humphrey - Analyst

Okay, great. And just last one. Again, Dan, I think for you. You mentioned the very big end, in other words, maybe 100,000 patients that are out there that could possibly benefit from the technology. And so I guess the question here is -- how do you get there? If there's one variable that you can point to, what is it? Is it stronger doc relationships that should take place over time? Do you think it's additional clinical data? Do you think it's the data that's already out there, you just need to make it more publicized? Your thoughts there would be appreciated.

Dan Moore - Cyberonics - President and CEO

I think it's a combination of those things. However, when you look at the 100,000, you know, you eat the elephant one bite at a time. And as we're expanding geographically, you put someone in Asia who understands where his or her market opportunities are, first, on the accessibility side -- how can I get to the most patients the quickest with this technology?

So, we talked about a key part of our mid and longer-term strategy is around improving efficacy. So, we're not waiting to complete geographical expansion and get to the patients that way before we work on the efficacy. We're working on things in parallel paths. But the consistent theme here is that we bring something special to patients with epilepsy, patients who need something that drugs don't address and that is a whole lot less invasive than brain surgery. So we bring an important technology here. Accessing those patients, you don't necessarily need new clinical data to go into a new market. You need to get the caregivers who may have had a different view and share some of the existing clinical data, and share some of the existing reasons that certain centers are using it more than others.

But that's a -- I think, almost a city by city, hospital by hospital thing in the U.S., and a country by country thing outside the U.S., as well. So that I think the potential is there now without additional data, but proving efficacy over time and having more data, will only serve to help make that decision to implant the VNS easier for physicians.

Jonathan Block - SunTrust Robinson Humphrey - Analyst

Okay, great. Thanks, guys. Nice quarter.

 Dan Moore - Cyberonics - President and CEO

There's one other thing that I think helps us internationally. In the U.S., we're indicated for partial refractory in patients over 12. When we look at the international markets, we have approvals for general seizures as well, and not the age limitation that we face in the U.S. So there's more room on expanding the labeling around the world, as well.

Operator

Assaf Guterman, Lazard Capital Markets.

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Assaf Guterman - Lazard Capital Markets - Analyst

Going back to the depression-related expenses. If you had about $1.3 million this quarter, about $1.5 million to $2 million of it came from the ongoing post-approval program; the remaining $1 million also came from sales and marketing. Is that [there]?

Greg Browne - Cyberonics - VP of Finance and CFO

That's approximately right, Assaf, yes.

Assaf Guterman - Lazard Capital Markets - Analyst

Okay. Now, this post-approval program, is that -- for how long is it going to last? Is that like -- is there a specific milestone that you have to hit or is it an ongoing program that you're going to have to carry?

Greg Browne - Cyberonics - VP of Finance and CFO

It's an ongoing study. In fact, there are two studies -- there's a registry, as well as a dosing study, which we refer to as D21. They have agreed upon enrollment guidelines from the FDA. And our expectation is that those studies would continue, certainly, FY -- it obviously depends on enrollment -- but certainly, for the whole of FY '09. And our current expectation is that in FY '10, we would complete enrollment on the larger study, the dosing study, D21. And hopefully, I think the registry at about the same time. So certainly, FY '09, we'll be carrying that expenditure under current plans -- or current arrangements, and part of the FY '10.

Assaf Guterman - Lazard Capital Markets - Analyst

Okay. So you can control the sales and marketing expense on that as it relates to the depression side, but pretty much we should look at the $6 million to $7 million in annual expense as something that you're going to have to carry, and if we disregard the potential partnership -- partnering of this indication, you're going to have to carry this program just to maintain the labeling, basically. Is that correct?

Greg Browne - Cyberonics - VP of Finance and CFO

That is correct. And I would point out that some of that sales marketing effort is international. As you saw our international units there; we do have approval and reimbursement approval in some specific countries in Europe. And we will continue to encourage those efforts or efforts in those countries.

Assaf Guterman - Lazard Capital Markets - Analyst

Okay. And Greg, what's your NOL balance?

Greg Browne - Cyberonics - VP of Finance and CFO

Well, it's very significant. We have over $200 million in net operating loss carryforwards. But there are limitations on what we can use, which run about $16.5 million a year. And we would not expect to be paying cash taxes, as I mentioned, apart from alternative minimum tax we expect to be paying in FY '09 and probably not in FY '10 (multiple speakers) --

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Final Transcript
Jun. 12. 2008 / 9:00AM ET, CYBX - Q4 2008 Cyberonics Earnings Conference Call

Assaf Guterman - Lazard Capital Markets - Analyst

So the $16.5 million, that's an annual benefit that you can enjoy from?

Greg Browne - Cyberonics - VP of Finance and CFO

That's correct.

Assaf Guterman - Lazard Capital Markets - Analyst

Great. Thank you.

Greg Browne - Cyberonics - VP of Finance and CFO

You're welcome.

Dan Moore - Cyberonics - President and CEO

Okay. I think we'll wrap up here. I just want to close with a couple of comments. One is around epilepsy, and I opened the call by saying that the more we learn about epilepsy and the potential here, the more excited we get about it. There's some 50 million patients worldwide who are afflicted by epilepsy; 3 million in the U.S. And I'm not going to talk to you about going out and getting to millions of patients, as much as there's been some question around the focus being a single disease stake. And that to me is part of the excitement of coming into a small, focused company.

Each day, you get 450 people here, roughly, 450 people who get up and think about this condition and how to advance our technology and related technologies in epilepsy. We don't have to worry about the heart; we don't have to worry about the brain so much. We worry about epilepsy and what we can do to help people with epilepsy. And I think that, quite frankly, is part of our strategic advantage, is the focus that we're able to give to the single disease stake to bring new products and new technologies around it.

The second comment, just to close out the year, we came into a situation here that was less than ideal. I think a lot of people have learned a lot from the past. And over the past year, I just -- I'm very appreciative of what the Cyberonics team has done, all employees included, to come together to make this turnaround possible. I feel we've turned the Company around financially, but still have a lot of work to do. We've turned the Company around from being able to focus on epilepsy and show that we can grow epilepsy. We still have a lot of work ahead of us to really go out and help just a small segment of those 50 million patients that are out there.

So I'm extremely proud of what the team has accomplished so far, and we appreciate the support that all of you have given by listening to our story. We expect great things to come in the future, as we focus on epilepsy. Thanks for your time.

Operator

This concludes today's conference call. You may now disconnect.

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